Exhibit 2.1(a)

LIST BRIEFLY IDENTIFYING CONTENT

OF ROANOKE ELECTRIC STEEL OMITTED SCHEDULES

Schedule	Description

Section 3.4	Non-Contravention

Section 3.5	Capitalization

Section 3.6	Subsidiaries

Section 3.7	Past SEC Documents

Section 3.8	Financial Statements; Liabilities

Section 3.11	Litigation

Section 3.12	Taxes

Section 3.13	Environmental Matters

Section 3.15	Employee Benefit Plans

Section 3.17	Intellectual Property

Section 3.19	Title to Properties; Encumbrances

Section 3.20	Finders’ Fees

Section 3.21	Labor and Employment Matters

Section 3.23	Insurance

Section 3.24	Compliance with Applicable Laws; Permits

Section 5.1	Interim Operations of Roanoke Electric Steel

LIST BRIEFLY IDENTIFYING CONTENT

OF STEEL DYNAMICS' OMITTED SCHEDULES

Schedule	Description

Section 4.5	Parent Common Stock Options

Section 4.6	Parent Subsidiaries

Section 4.11	Pending Litigation

Section 4.12	Tax Disclosures